Exhibit (14)(e)(iv)
Allianz Global Investors Fund Management LLC
1633 Broadway
New York, NY 10019
November 1, 2012
Ladies and Gentlemen:
     Pursuant to an Expense Waiver Agreement effective as of November 1, 2012 between Allianz Funds (the “Trust”) and Allianz Global Investors Fund Management LLC (“AGIFM”), AGIFM has agreed to certain waivers of its fees payable under the Amended and Restated Investment Advisory Agreement dated May 5, 2000.
     In connection with this, RCM Capital Management LLC (“RCM”) agrees to waive a portion of its fees payable under the Portfolio Management Agreement dated February 1, 2002 between AGIFM and RCM with respect to the series, and in the amounts, specified in Exhibit A, for a term lasting from November 1, 2012 through October 31, 2013.
     If the foregoing correctly sets forth the agreement between the AGIFM and RCM, please so indicate by signing and returning to AGIFM the enclosed copy hereof.
                                Very truly yours,

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By: Name:	/s/ Brian S. Shlissel Brian S. Shlissel
Title:	Managing Director
ACCEPTED AND AGREED TO:
RCM Capital Management LLC

By: Name:	/s/ Udo Frank Udo Frank
Title:	Managing Director, Chief Marketing Officer

Exhibit A

Expense Waiver (stated as a percentage
of average daily net assets of the Fund
or attributable to the specified share
Fund	class(es), as applicable)
Allianz RCM Large-Cap Growth Fund	0.05%